Exhibit 99.1

Ditech Networks Announces Derivative Litigation Settlement Hearing

Mountain View, California, Ditech Networks (NASDAQ: DITC), a global leader in mobile voice processing solutions, today announced that it has entered into a Stipulation and Agreement of Settlement in connection with the consolidated shareholder derivative action pending in the United States District Court, Northern District of California captioned In re Ditech Networks, Inc. Derivative Litigation, No. C-06-05157-JF as well as the derivative action pending in the Superior Court of the State of California, County of Santa Clara, captioned Zhu v. Montgomery, et al., No. 1:06-CV-075695 (collectively, the “Litigation”).  The following is a Notice of Settlement of the Litigation.

TO:  ALL CURRENT SHAREHOLDERS OF DITECH NETWORKS, INC. (“DITECH” OR THE “COMPANY”) COMMON STOCK AS OF SEPTEMBER 29, 2009

PLEASE TAKE NOTICE that the above-captioned consolidated shareholder derivative action, as well as the derivative action pending in the Superior Court of the State of California, County of Santa Clara, entitled Zhu v. Montgomery, et al., No. 1:06-CV-075695 (together, the “Actions”), are being settled and the parties have entered into a Stipulation and Agreement of Settlement dated September 29, 2009 (“Stipulation”).  The terms of the settlement set forth in the Stipulation include:

(i)            the adoption and/or implementation of a variety of corporate governance measures, including enhanced stock option granting and compliance procedures that relate to and address many of the underlying issues in the Actions, the separation of Chairman of the Board and CEO positions, and the appointment of a lead independent director; and

(ii)           Ditech’s payment of Plaintiffs’ counsel’s attorneys’ fees and expenses in the amount of $1.05 million.

IF YOU ARE A CURRENT OWNER OF DITECH COMMON STOCK, YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THE LITIGATION.

On January 8, 2010 at 9:00 am, a settlement hearing will be held before the United States District Court for the Northern District of California, 2112 Robert F. Peckham Federal Building and United States Courthouse, 280 South First Street, San Jose, CA  95113, to determine:  (i) whether the terms of the settlement should be approved as fair, reasonable, and adequate; and (ii) whether the above-entitled action should be dismissed on the merits and with prejudice.

Any shareholder of Ditech that objects to the settlement of the Actions shall have a right to appear and to be heard at the settlement hearing, provided that he or she was a shareholder of record as of September 29, 2009.  Any shareholder of Ditech who satisfies this requirement may enter an appearance through counsel of such member’s own choosing and at such member’s own expense or may appear on his, her, or its own.  However, no shareholder of Ditech shall be heard at the settlement hearing unless, no later than fourteen (14) days prior to the date of the settlement hearing, such shareholder has filed with the Federal Court and delivered to the Plaintiffs’ counsel and counsel for nominal party Ditech a written notice of objection, their grounds for objecting to the settlement, and proof of both their status as a shareholder and the dates of stock ownership in Ditech.  Only shareholders who have filed and delivered validly and timely written notices of objection will be entitled to be heard at the settlement hearing unless the Federal Court orders otherwise.

If you wish to object to the settlement, you must file a written objection setting forth the grounds for such an objection with the Federal Court on or before December 24, 2009, with service on the following parties:

BARROWAY TOPAZ KESSLER

MELTZER & CHECK, LLP

ERIC L. ZAGAR

280 King of Prussia Road

Radnor, PA  19087

COUGHLIN STOIA GELLER

RUDMAN & ROBBINS LLP

JEFFREY D. LIGHT

655 West Broadway, Suite 1900

San Diego, CA  92101

Co-Lead Counsel for Plaintiffs

In the Federal Derivative Action

ROBBINS UMEDA LLP

MARC M. UMEDA

600 B. Street, Suite 1900

San Diego, CA  92101

Counsel for the Plaintiffs Peter Zhu

In the State Derivative Action

MORRISON & FOERSTER, LLP

EUGENE ILLOVSKY

755 Page Mill Road

Palo Alto, CA  94304

Counsel for the Individual Defendants and

nominal defendant, Ditech

Inquiries may be made to Co-Lead Counsel: Eric L. Zagar, Barroway Topaz Kessler Melzer & Check, LLP, 280 King of Prussia Road, Radnor, PA  19087, phone (610) 667-7706 or Rick Nelson, c/o Shareholder Relations, Coughlin Stoia Geller Rudman & Robbins LLP, 655 West Broadway, Suite 1900, San Diego, CA  92101 (800) 449-4900.

Dated: October 23, 2009	BY ORDER OF THE COURT
UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF
CALIFORNIA
SAN JOSE DIVISION

About Ditech Networks, Inc.

Ditech Networks is revolutionizing modern communications with advanced voice processing solutions that perform tasks spanning from voice applications such as: voice web access, voice call control and voice-to-text services to network and speech quality enhancement. Ditech believes in the power and simplicity of human speech; it is building and offering technology designed to deliver compelling voice capabilities to new communications methods like social networking and text messaging, allowing consumers to use voice in ways that make sense in today’s Web 2.0-savvy world.

Leveraging over 15 years of deployments with communications providers around the world, Ditech offers unique, effective products and services that put the subscriber’s experience first, assisting carriers with revenue generation, service differentiation, network expansion and call capacity. Ditech’s customers include Verizon, Sprint/Nextel, Orascom Telecom, AT&T, China Unicom, Global Crossing and West Corporation. Ditech Networks is headquartered in Mountain View, California. For more information, visit www.ditechnetworks.com.

Investor Contact:

Bill Tamblyn (650) 623-1309

General:

Rob Adler (415) 984-1970 x104